Investor Contact:                 Alex Lewis
877-784-7167
NEWS RELEASE
Media Contact:                     Debbie Atkins
864-597-8361

DENNY’S CORPORATION REPORTS RESULTS FOR THE FIRST QUARTER 2008

SPARTANBURG, S.C., April 29, 2008 – Denny’s Corporation (NASDAQ: DENN) today reported results for its first quarter ended March 26, 2008.

First Quarter Summary

•	Same-store sales increased 0.7% at company units and decreased 0.9% at franchised units
•	Net income increased $3.8 million to $5.0 million
•	Adjusted income before taxes increased $2.1 million to $2.0 million
•	Sold 21 company restaurants to four franchisees under Franchise Growth Initiative (FGI)
•	Opened nine new franchised restaurants and one new company restaurant

Nelson Marchioli, President and Chief Executive Officer, stated, “We are pleased with the progress we are making to optimize our business model and strengthen our balance sheet, despite the difficult operating and economic environment impacting our industry.  We are confronting the challenges of reduced consumer spending and rising commodity costs with promotional items that have strong customer appeal and offer a compelling value but are also designed to benefit our food cost margins.  In addition, our current marketing campaign ‘Real Breakfast 24/7’ powerfully emphasizes the quality and value of Denny’s real breakfast experience.”

Mr. Marchioli concluded, “While we do not foresee near-term improvement in the macroeconomic pressures on our business, we believe our strategic actions will strengthen our long-term financial performance and enhance shareholder value.”

First Quarter Results

For the first quarter of 2008, Denny’s reported total operating revenue, including company restaurant sales and franchise revenue, of $196.0 million compared with $236.8 million in the prior year quarter.  Company restaurant sales decreased $46.2 million due to the sale of company restaurants to franchisees under the Franchise Growth Initiative.  A 0.7% increase in same-store sales at company restaurants partially offset the impact of 128 fewer equivalent company restaurants compared with the prior year quarter.  During the first quarter, Denny’s opened one new company restaurant, closed one and sold 21 to franchisee operators.

Company restaurant operating margin (as a percentage of company restaurant sales) for the first quarter was 10.7%, a decrease of 0.6 percentage points compared with the same period last year.  Product costs for the first quarter decreased 0.8 percentage points to 24.7% of sales due primarily to favorable menu mix.  Payroll and benefit costs increased 0.5 percentage points to 43.5% of sales as a result of investment in restaurant management staffing.  Other operating expenses increased 0.6 percentage points to 4.3% of sales due primarily to an insurance benefit of $0.6 million in the prior year period.

Franchise revenue in the first quarter increased $5.5 million, or 26%, to $26.4 million due primarily to an increase of 136 equivalent franchise restaurants compared with the prior year period.  The growth in franchise revenue included a $2.7 million increase in rental income, a $2.0 million increase in royalties and a $0.7 million increase in franchise fees.  Franchise operating margin increased by $3.8 million, or 26%, in the first quarter as higher franchise revenue offset a $1.7 million increase in franchise costs attributable to higher rental expense.  During the first quarter, Denny’s franchisees opened nine new restaurants, closed five and purchased 21 company restaurants.

General and administrative expenses for the first quarter declined $0.3 million from the same period last year resulting primarily from a $0.6 million decrease in share-based compensation expenses.

Depreciation and amortization expense for the first quarter declined by $2.6 million compared with the prior year period primarily as a result of the sale of restaurant and real estate assets over the past year.  Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, increased $7.0 million in the quarter due primarily to a $7.4 million increase in gains on the sale of restaurants.

Operating income for the first quarter increased $7.5 million to $20.2 million due primarily to the increase in gains on the sale of restaurants.  Excluding gains, losses, and other charges in both periods, operating income increased $0.5 million despite a $40.8 million decrease in total operating revenue.

Interest expense for the first quarter decreased $2.1 million, or approximately 19%, to $9.2 million as a result of a $94.4 million reduction in debt from the prior year period.

Other nonoperating expense increased $5.6 million in the first quarter due primarily to the discontinuance of hedge accounting related to a $150 million interest rate swap on Denny’s credit facility term loans.  Under the current accounting treatment, changes in the fair value of the swap are reflected as nonoperating expense or income.

Net income for the first quarter was $5.0 million, or $0.05 per diluted common share, an increase of $3.8 million compared with prior year net income of $1.2 million, or $0.01 per diluted common share.  Adjusted income before taxes for the first quarter was $2.0 million, an increase of $2.1 million compared with the prior year loss of $0.1 million.  This measure, which is used as an internal profitability metric, excludes restructuring charges, exit costs, impairment charges, asset sale gains, share-based compensation, other nonoperating expenses and income taxes.

Accounting Methodology Review

We are currently in the process of reviewing, in consultation with our external auditors, our current and historical methodology for writing off a portion of goodwill as restaurants are sold to franchisees.  The unaudited financial statements presented herein have not been adjusted for any change to our methodology that may result from our review.  We currently expect that a change to our methodology could cause goodwill; operating gains, losses and other charges, net; and net income before taxes to decrease as follows:

Quarter ended March 28, 2007         approximately $0.0 to $0.5 million
Year ended December 26, 2007                        approximately $3.0 to $4.5 million
Quarter ended March 26, 2008                         approximately $0.5 to $1.5 million

These potential adjustments would be noncash in nature and would have no impact on cash flows, adjusted income (loss) before taxes, as defined herein, or adjusted EBITDA, as defined herein.  Our estimates are preliminary and could change based on our final conclusions.  We expect to complete this review by the time we file our Form 10-Q on May 5, 2008 for the quarter ended March 26, 2008.

Franchise Growth Initiative (FGI)

Denny’s continues its strategic initiative to increase franchise restaurant development through the sale of certain company restaurants.  During the first quarter, the company sold 21 restaurants to four franchisee operators.  This brings the total number of company restaurants sold to-date under FGI to 151.  The first quarter transactions generated net cash proceeds of $14.4 million; however, approximately $12.7 million of the proceeds are included in receivables on the quarter-end balance sheet as the funds were received after the first quarter closed.

During the first quarter, franchisees signed FGI-related development agreements committing to build 9 franchise restaurants.  Also during the quarter, franchisees signed traditional development agreements (MGIP) committing to build an additional 6 restaurants.  Over the last 15 months, Denny’s has signed development agreements for 135 new restaurants, 12 of which have opened, yielding a current development pipeline of 123 restaurant commitments.

Further Information

Denny’s will provide further commentary on its results for the first quarter of 2008 on its quarterly investor conference call today, Tuesday, April 29, 2008 at 5:00 p.m. EST.  Interested parties are invited to listen to a live broadcast of the conference call accessible through Denny’s website at www.dennys.com.  On the front page of the website, follow the link to “Investor Relations.”  Then select the “Webcast” icon under “Upcoming Events.”  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny’s is America’s largest full-service family restaurant chain, consisting of 373 company-owned units and 1,177 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2007 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	3/26/08	3/28/07

Revenue:
Company restaurant sales	$169,593	$215,801
Franchise and license revenue	26,403	20,950
Total operating revenue	195,996	236,751
Costs of company restaurant sales	151,435	191,435
Costs of franchise and license revenue	8,171	6,475
General and administrative expenses	15,615	15,926
Depreciation and amortization	10,241	12,878
Operating gains, losses and other charges, net	(9,648)	(2,633)
Total operating costs and expenses	175,814	224,081
Operating income	20,182	12,670
Other expenses:
Interest expense, net	9,201	11,341
Other nonoperating expense (income), net	5,376	(197)
Total other expenses, net	14,577	11,144
Income before income taxes	5,605	1,526
Provision for income taxes	622	363
Net income	$4,983	$1,163

Net income per share:
Basic	$0.05	$0.01
Diluted	$0.05	$0.01

Weighted average shares outstanding:
Basic	94,826	93,416
Diluted	98,388	98,976

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	3/26/08	12/26/07

ASSETS
Current Assets
Cash and cash equivalents	$18,563	$21,565
Receivables, net	26,355	13,585
Assets held for sale	3,734	6,712
Other	14,639	16,011
	63,291	57,873

Property, net	180,838	184,610
Goodwill	46,065	46,185
Intangible assets, net	61,606	62,657
Other assets	32,997	29,777
Total Assets	$384,797	$381,102

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$1,680	$2,085
Current maturities of capital lease obligations	3,865	4,051
Accounts payable and other accrued liabilities	121,525	125,331
	127,070	131,467
Long-Term Liabilities
Notes and debentures, less current maturities	325,936	325,971
Capital lease obligations, less current maturities	21,421	20,845
Other	82,561	81,689
	429,918	428,505
Total Liabilities	556,988	559,972
Total Shareholders' Deficit	(172,191)	(178,870)
Total Liabilities and Shareholders' Deficit	$384,797	$381,102

Debt Balances

(In thousands)	3/26/08	12/26/07

Credit facility revolver loans	$—	$—
Credit facility term loans	152,138	152,523
Capital leases and other debt	25,764	25,429
Senior notes due 2012	175,000	175,000
Total Debt	$352,902	$352,952

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter
Income and EBITDA Reconciliation	Ended	Ended
(In millions)	3/26/08	3/28/07

Net income	$5.0	$1.2

Provision for income taxes	0.6	$0.4
Operating gains, losses and other charges, net	(9.6)	$(2.6)
Other nonoperating expense, net	5.4	$(0.2)
Share-based compensation	0.6	$1.2

Adjusted income (loss) before taxes (1)	$2.0	$(0.1)

Interest expense, net	9.2	11.3
Depreciation and amortization	10.2	12.9
Cash payments for restructuring charges and exit costs	(1.5)	(2.0)
Cash payments for share-based compensation	(0.4)	—

Adjusted EBITDA (1)	$19.5	$22.1

	Quarter	Quarter
General and Administrative Expenses Reconciliation	Ended	Ended
(In millions)	3/26/08	3/28/07

Share-based compensation	$0.6	$1.2
Other general and administrative expenses	15.0	$14.7
Total general and administrative expenses	$15.6	$15.9

(1)	We believe that, in addition to other financial measures, Adjusted Income Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios. However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Quarterly Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	3/26/08		3/28/07

Total operating revenue (1)	$196.0	100.0%	$236.8	100.0%

Company restaurant operations: (2)
Company restaurant sales	169.6	100.0%	215.8	100.0%
Costs of company restaurant sales:
Product costs	41.9	24.7%	55.1	25.5%
Payroll and benefits	73.7	43.5%	92.9	43.0%
Occupancy	10.6	6.2%	13.1	6.1%
Other operating costs:
Utilities	8.3	4.9%	10.8	5.0%
Repairs and maintenance	3.7	2.2%	3.9	1.8%
Marketing	5.6	3.3%	7.2	3.3%
Legal settlements	0.4	0.2%	0.5	0.3%
Other	7.3	4.3%	7.9	3.7%
Total costs of company restaurant sales	$151.4	89.3%	$191.4	88.7%
Company restaurant operating margin (3)	$18.2	10.7%	$24.4	11.3%

Franchise operations: (4)
Franchise and license revenue	$26.4	100.0%	$21.0	100.0%
Costs of franchise and license revenue	8.2	30.9%	6.5	30.9%
Franchise operating margin (3)	$18.2	69.1%	$14.5	69.1%

Total operating margin (1)(3)	$36.4	18.6%	$38.8	16.4%

Other operating expenses: (1)(3)
General and administrative expenses	15.6	8.0%	15.9	6.7%
Depreciation and amortization	10.2	5.2%	12.9	5.4%
Operating gains, losses and other charges, net	(9.6)	(4.9%)	(2.6)	(1.1%)
Total other operating expenses	$16.2	8.3%	$26.2	11.1%

Operating income (1)	$20.2	10.3%	$12.7	5.4%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter
Same-Store Sales	Ended	Ended
(increase/(decrease) vs. prior year)	3/26/08	3/28/07

Same-Store Sales
Company Restaurants	0.7%	(1.8%)
Franchised Restaurants	(0.9%)	(0.7%)
System-wide Restaurants	(0.4%)	(1.1%)

Company Restaurant Sales Detail
Guest Check Average	5.7%	2.7%
Guest Counts	(4.7%)	(4.3%)

	Quarter	Quarter
Average Unit Sales	Ended	Ended
($ in thousands)	3/26/08	3/28/07

Company Restaurants	$433.3	$416.0

Franchised Restaurants	$366.7	$366.5

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/26/07	394	1,152	1,546

Units Opened	1	9	10
Units Refranchised	(21)	21	0
Units Closed	(1)	(5)	(6)
Net Change	(21)	25	4

Ending Units 3/26/08	373	1,177	1,550

Equivalent Units
First Quarter 2007	519	1,023	1,542
First Quarter 2008	391	1,159	1,550
	(128)	136	8